UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 26, 2006

NEWPORT INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73061 El Paseo Road, Suite 202, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Previously, in July 2004, Newport International Group, Inc. issued 5,882,352 shares of its common stock to Langley Park Investment Trust PLC in exchange for 6,484,840 ordinary shares of Langley Park. Langley Park’s ordinary shares were quoted on the London Stock Exchange and the shares Newport International acquired in the transaction were freely saleable by it, subject to the escrow provisions. Langley Park agreed not to sell or otherwise dispose of Newport International’s shares of common stock it acquired for a period of two years from the date of the transaction. At the time of the transaction Newport International placed 3,242,420 of the Langley Park ordinary shares it acquired in an escrow account with Gottbetter & Partners, LLP as a downside price protection for Langley Park. These shares were to remain in escrow for up to two years, subject to early termination upon the consent of the parties. If at the end of the two year period the average of the 10 closing bid prices per share of Newport International’s common stock during the 10 trading days immediately preceding July 30, 2006 is below $2.01, a proportion of the Langley Park ordinary shares held in escrow would be returned to Langley Park in the same ratio as the average closing bid price is to $2.01. Following the initial transaction, Newport International had sold the remaining 3,242,420 ordinary shares of Langley Park it had acquired in July 2004 and received net proceeds of approximately $632,717.

On May 26, 2006 Newport International entered into a Repurchase Agreement with Langley Park wherein Newport International repurchased the 5,882,352 shares of its common stock sold to Langley Park in July 2004. As consideration, Newport International (a) sold Langley Park the remaining 3,242,420 ordinary shares of Langley Park which were deposited into the escrow account, (b) paid Langley Park a cash payment of approximately $632,717 which represented the net proceeds Newport International had received to date from the sale of Langley Park ordinary shares and (c) issued Langley Park a two year common stock purchase warrant for 3,000,000 shares of Newport International’s common stock with an exercise price of $1.00 per share. The transaction was exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act. The exercise price of the warrant is subject to adjustment for customary anti-dilution events, and Newport International granted Langley Park piggy-back registration rights covering the shares common stock underlying the warrant. Langley Park also agreed to a two-year lock up on the shares of common stock it will acquire upon any exercise of the warrant, and thereafter to limit its monthly sales of the shares to no more than 10% of the average volume of Newport International’s common stock during the preceding month.

Under the terms of the Repurchase Agreement, Newport International and Langley Park exchanged general releases, except for any claims that Newport International may have against Mr. Mads Ulrich and entities owned or controlled by him including First Fidelity Capital, Inc. and E-Holdings, Inc. (collectively, “Ulrich”). Newport International agreed to indemnify Langley Park against legal fees or costs associated with any claim or cause of action it may bring against Ulrich up to $100,000 and in connection therewith deposited $50,000 and 150,000 shares of its common stock issued in the name of Langley Park into escrow. If Newport International has not filed any claim or cause of action against Ulrich on or before December 1, 2006, the escrow agent shall return the $50,000 and the 150,000 shares of common stock to Newport International Group and Ulrich will automatically considered a released party under the terms of the general release of Langley Park by Newport International. If, however, Newport International files a claim or cause of action against Ulrich prior to December 1, 2006, the escrow agent is thereafter authorized to use all or any portion of the $50,000 to pay Langley Park’s legal fees and costs and, if such legal fees and costs exceed the $50,000, to sell all or any portion of the 150,000 shares of common stock up to $50,000 worth and apply those proceeds to Langley Park’s legal fees and costs. Following a final judgment or settlement in any Ulrich claim or cause of action, the escrow agent will return to Newport International any unused portion of cash or stock.

Concurrently, Newport International, Langley Park and Gottbetter entered into an Amendment to Escrow Agreement under which (a) Newport International deposited a demand promissory note to Langley Park in the principal amount of £32,424 (approximately $60,642 on May 26, 2006), and (b) Langley Park deposited a demand promissory note to Newport International in the principal amount of £32,424. Gottbetter will continue to hold the 3,242,420 ordinary shares of Langley Park which were originally deposited in escrow with it in July 2004 and the two promissory notes until the two-year anniversary of the closing of the July 2004 agreement with Langley Park, at which time Gottbetter will deliver the escrowed shares to Langley Park and destroy the two promissory notes.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

4.1	Form of Warrant to Purchase Common Stock issued to Langley Park Investment Trust, PLC

10.1	Repurchase Agreement between Langley Park Investment Trust, PLC and Newport International Group, Inc.

10.2	Amendment to Escrow Agreement dated as of May 26, 2006 between Newport International Group, Inc., Gottbetter & Partners, LLP and Langley Park Investment Trust, PLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newport International Group, Inc.

May 31, 2006	/s/ Cery B. Perle
Cery B. Perle
President, Chief Executive Officer